Exhibit 99.1

Contacts:
Investors	Media
EVC Group	EVC Group
Matthew Selinger, (415) 896-6817	Steve DiMattia, (646) 201-5445
Doug Sherk, (415) 896-6820	Don Takaya, (415) 896-6810

PHARSIGHT ACHIEVES $7.6 MILLION IN QUARTERLY REVENUE

Fourth Quarter Revenue Highest in Company History; Full Year Revenue Up 13%

Non-GAAP Net Income to Common Stockholders Grows 40% over prior year

Company Provides FY09 Outlook for 13 to 18% Annual Revenue Growth

MOUNTAIN VIEW, Calif., May 08, 2008 – Pharsight Corporation (Nasdaq:PHST), a leading provider of software and strategic services designed to optimize clinical drug development, today announced financial results for its fiscal fourth quarter and full year 2008, ended March 31, 2008. Revenue for the fiscal fourth quarter was $7.6 million, a new quarterly high for the company, and a 5% increase compared with revenue of $7.3 million in the fourth quarter of fiscal 2007. Revenue for the full fiscal year was $28.3 million, up 13% from $25.1 million for 2007.

“We finished fiscal 2008 and enter fiscal 2009 very confident about our ability to generate double digit growth at both the top and bottom line,” said Shawn O’Connor, chairman and chief executive officer of Pharsight. “Our team is doing an excellent job of developing both our software and our consulting businesses. On the software side, we grew revenue for the fiscal year by 14%. We continued to execute our software product development plan and during the quarter added our 22nd PKS™ customer. In addition, we doubled the number of WinNonlin® AutoPilot™ customers to six during the quarter. The market’s acceptance of WinNonlin AutoPilot illustrates the strategic benefit of our ongoing development efforts to increase the operational efficiency of PK/PD data management.”

“Additionally, revenue from our consulting services business, which includes the Strategic Consulting Services (SCS) and Reporting and Analysis Services (RAS) units, grew 12% year-over-year and we entered into 10 new agreements during the quarter,” said Mr. O’Connor. “Our RAS offering, now staffed with 12 people, generated 86% sequential revenue growth over the fiscal third quarter.”

“During fiscal 2008, we positioned Pharsight for accelerated long term growth,” added Mr. O’Connor. “We strengthened our balance sheet, continued to make investments in our product development and infrastructure and expanded our consulting service offerings. Based on the progress made during the past year, we are able to forecast a higher revenue growth rate for fiscal 2009. In addition, we believe that we will generate increased operating margins and enhanced profitability for the full fiscal year.”

Recent Highlights

Pharsight’s recent highlights in its software and consulting services businesses include:

Software

•	Achieved 14% revenue growth in fiscal 2008 compared with fiscal 2007.

•	Added 22nd PKS customer.

•	Achieved sixth WinNonlin AutoPilot customer within first nine months since product launch.

•	Added two new DMX customers to bring total to eleven.

Consulting Services

Strategic Consulting Services (SCS)

•	Continued to diversify revenue base with top five customers representing 59% of revenue compared with 82% in the same period last fiscal year.

•	Engaged four new customers.

•

Continued to make featured presentations at key industry meetings including the American Society for Clinical Pharmacology and Therapeutics (ASCPT) and the American Conference on Pharmacometrics (ACoP)

Reporting and Analysis Services (RAS)

•	Engaged six new customers.

•	Integrated PKS with WinNonlin and AutoPilot in a validated solution for regulatory studies.

•	Expanded the RAS team in response to global demand for the group’s services; team now totals 12 professionals.

•	Achieved continued strong revenue growth; RAS revenue up 86% quarter over quarter.

Additional Financial Results

Gross margin in the fourth quarter of fiscal 2008 was 69%. Operating expenses were higher during the quarter compared to the same period of fiscal 2007, but were lower as a percentage of revenue for the full fiscal year compared to the prior fiscal year. Net income attributable to common stockholders in the fourth quarter of fiscal 2008 was $621,000 or $0.06 per fully diluted share, compared with $713,000, or $0.09 per fully diluted share in the comparable period of fiscal 2007. Historical earnings per share calculations for the quarter and full year have been updated to reflect the 1-for-3 reverse stock split effected in November 2007.

Revenue for the full year of fiscal 2008 was $28.3 million, up 13% from $25.1 million reported for fiscal 2007. Gross margin for full year 2008 was 66%. GAAP net income for the full fiscal year 2008 was $1.7 million, compared with $1.9 million for fiscal 2007. For the full year, Pharsight reported a net loss attributable to common stockholders of $5.5 million, or $0.63 per share, reflecting the non-cash accounting charge associated with the preferred stock conversion of $7.0 million during the fiscal second quarter, compared to net income attributable to common stockholders of $1.1 million, or $0.16 per fully diluted share, for fiscal 2007. Full year non-GAAP net income attributable to common stockholders, excluding the non-cash accounting charge associated with the preferred stock conversion and stock based compensation charges, was $2.7 million, an increase of 40% compared to the prior fiscal year. Full year non-GAAP diluted earnings per share, excluding the non-cash accounting charge associated with the preferred stock conversion and stock based compensation charges, was $0.29 compared with $0.27 for fiscal 2007.

A reconciliation of GAAP to non-GAAP financial measures is included in the tables attached to this press release and on Pharsight’s website under the Investor Relations section.

Cash & Liquidity

Pharsight exited the fourth fiscal quarter with cash, cash equivalents and short-term investments of $17.1 million compared with $14.7 million at the end of fiscal 2007.

Fiscal 2009 Guidance

The Company is issuing the following guidance for fiscal 2009:

•	Annual revenue growth of approximately 13% to 18% compared with fiscal 2008, or approximately $32 to $33.5 million.

•	Gross margin of approximately 64% to 66% of revenue, depending on the revenue mix between software, software services and consulting services.

•

Non-GAAP net income, excluding non-cash expenses associated with stock-based compensation expense of approximately 11% to 13% of revenue with non-GAAP fully diluted EPS of approximately $0.34 to $0.41.

•	GAAP net income of approximately 7% to 9% of revenue with GAAP fully diluted EPS of approximately $0.21 to $0.29.

•	Positive annual net cash flow

“We are very proud of what we set out to achieve and executed during fiscal 2008,” said Will Frederick, senior vice president and chief financial officer. “We performed to our annual guidance originally provided at the beginning of the fiscal year, paid off all our debt and successfully re-listed our common stock on the Nasdaq Capital Market. Additionally, our preferred shareholders converted their shares into common stock, relieving the company of the quarterly dividend liability. This year marked our 5th consecutive year of annual revenue growth and our 4th consecutive year of profitability and positive annual net cash flow. As we enter the FY09 fiscal year, we have cash equivalents and short-term investments in excess of $17 million, with no outstanding debt and a $5 million available credit facility.”

While Pharsight expects that over the long-term revenues and gross margin will increase in response to customer demand, revenue and gross margin in individual quarters may fluctuate in the future for its software business based upon timing of completion of large software installations. In addition, quarterly revenue and gross margin may also be impacted by the Company’s consulting businesses based upon timing of completion of milestones for fixed fee contracts and related revenue recognition for these activities.

Conference Call

Pharsight management will host a conference call and webcast tomorrow, May, 9, 2008 at 10:00 a.m. Pacific Time to discuss the Company’s 2008 fiscal fourth quarter and year end resuts, outlook for fiscal 2009 and current corporate developments. The dial-in number for the conference call is 800-218-4007 for domestic participants and 303-262-2137 for international participants. To access the live webcast of the call, go to Pharsight’s website at www.pharsight.com and click on the About Pharsight icon. The webcast can then be accessed under the Investor Relations section. A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11112841#. An archived webcast will also be available at www.pharsight.com.

About Pharsight Corporation

Pharsight Corporation develops and markets integrated products and services that enable pharmaceutical and biotechnology companies to achieve significant and enduring improvements in the development and use of therapeutic products. The company’s goal is to help customers reduce the time, cost and risk of drug development, as well as optimize the post-approval marketing and use of pharmaceutical products.

Pharsight’s approach enhances the fundamental element of drug development success: strong decision-making. By adopting the Pharsight approach, customers acquire a new decision-making process with the potential to systematically improve every level and phase of their business and scientific processes. Pharsight is headquartered in Mountain View, California. Information about Pharsight is available at http://www.pharsight.com.

Use of Non-GAAP Financial Measures

Pharsight has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP net income and net earnings per basic and diluted share, and non-GAAP net income and diluted earnings per share guidance for fiscal 2008. Pharsight uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Pharsight’s ongoing business performance and comparison to prior periods. Pharsight believes the use of these non-GAAP financial measures provides an additional tool for investors to use in comparing its financial measures with other companies in Pharsight’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude the effects of non-cash stock-based compensation expense and/or a non-cash accounting charge associated with the preferred stock conversion in the first quarter of fiscal 2008. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed below.

Safe Harbor

This press release includes forward-looking statements, including statements regarding revenue, gross margin, the demand and market for our products and services, other growth strategies and opportunities, and our expectations for revenue and revenue growth, gross margin, operating margin, net income, diluted earnings per share and annual cash flow for the fiscal year ending March 31, 2009. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: changes in the demand for Pharsight’s products and services; changes in Pharsight’s operating strategies, pricing models or research and development focus; the failure to develop new products and services or to keep pace with technological changes; the failure of the market for Pharsight’s products and services to develop as expected; the failure to generate additional sales from existing customers or to generate sales to new customers; the failure to meet customers’ expectations; uncertainties involved in pharmaceutical drug development; and changes in government regulation of the pharmaceutical industry. Further information on potential factors that could affect actual results is included in Pharsight’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on February 14, 2008. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Drug Model Explorer, DMX, Pharsight, Pharsight Knowledgebase Server, PKS, PKS Validation Suite, PKS Reporter, PKS Office Client, WinNonlin, WinNonlin AutoPilot, IVIVC Toolkit for WinNonlin, Trial Simulator and WNL Validation Suite are trademarks or registered trademarks of Pharsight Corporation.

Financial Tables Follow

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Revenues:
License	$1,601	$1,425	$5,738	$5,402
Renewal	1,882	1,568	7,214	5,652
Maintenance	337	277	1,263	1,001
Services	3,770	3,989	14,127	13,037

Total revenues	7,590	7,259	28,342	25,092
Cost of revenues	2,384	2,287	9,730	7,731

Gross profit	5,206	4,972	18,612	17,361
Operating expenses:
Research and development	1,239	1,255	4,787	4,295
Sales and marketing	1,944	1,749	6,924	6,330
General and administrative	1,412	1,119	5,501	5,090

Total operating expenses	4,595	4,123	17,212	15,715

Income from operations	611	849	1,400	1,646
Other income	59	105	430	372

Income before income taxes	670	954	1,830	2,018
Provision for income taxes	(49)	(61)	(145)	(147)

Net income	621	893	1,685	1,871
Preferred stock dividend	—	(180)	(207)	(746)
Deemed dividend from stock conversion	—	—	(6,993)	—

Net income (loss) attributable to common stockholders	$621	$713	$(5,515)	$1,125

Net earnings (loss) per share attributable to common stockholders:
Basic	$0.07	$0.11	$(0.63)	$0.17

Diluted	$0.06	$0.09	$(0.63)	$0.16

Shares used to compute net earnings (loss) per share attributable to common stockholders:
Basic	9,423	6,646	8,757	6,590

Diluted	10,028	9,859	8,757	7,187

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2008	March 31, 2007
ASSETS
Current assets:
Cash, cash equivalents and investments	$17,099	$14,665
Accounts receivable, net	4,664	3,087
Prepaids and other current assets	541	523

Total current assets	22,304	18,275
Property and equipment, net	1,581	1,674
Other assets	52	46

Total assets	$23,937	$19,995

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$930	$769
Accrued expenses	4,006	3,620
Deferred revenue	8,899	8,289
Current portion of notes payable	—	292

Total current liabilities	13,835	12,970
Deferred revenue, long term	156	—
Notes payable, less current portion	—	100
Other long term liabilities	105	179
Redeemable convertible preferred stock	—	7,096
Stockholders’ equity	9,841	(350)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$23,937	$19,995

PHARSIGHT CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in thousands)

(Unaudited)

Net income - Non-GAAP

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Net income - GAAP	$621	$893	$1,685	$1,871
Stock based compensation expenses	374	211	1,255	831

Net income – Non-GAAP	$995	$1,104	$2,940	$2,702

Net earnings per share – Non-GAAP

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007
Net income (loss) attributable to common stockholders - GAAP	$621	$713	$(5,515)	$1,125
Stock based compensation expenses	374	211	1,255	831
Deemed dividend from stock conversion	—	—	6,993	—

Net income (loss) attributable to common stockholders – Non- GAAP	$995	$924	$2,733	$1,956

Shares used to compute net earnings per share attributable to common stockholders
Basic	9,423	6,646	8,757	6,590
Diluted	10,028	9,859	9,404	7,187
Net earnings per share attributable to common stockholders
Basic	$0.11	$0.14	$0.31	$0.30

Diluted	$0.10	$0.11	$0.29	$0.27